Exhibit 5.1

ATTORNEYS AT LAW

777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com

April 29, 2016

Marriott Vacations Worldwide Corporation

6649 Westwood Blvd.

Orlando, Florida 32821

Ladies and Gentlemen:

We have acted as counsel for Marriott Vacations Worldwide Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of $80,000,000 in aggregate principal amount of deferred compensation obligations (the “Obligations”) to be issued in connection with the Marriott Vacations Worldwide Corporation Deferred Compensation Plan (the “Plan”).

In connection with our representation, we have examined (a) the Registration Statement and the Plan, which has been filed with the Commission as an exhibit to the Registration Statement; (b) the Restated Certificate of Incorporation and the Restated Bylaws of the Company; and (c) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. For the purpose of this opinion, we have assumed that the Plan has been operated since its adoption as a “top-hat” plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is a plan that is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The documentary provisions of the Plan comply with the requirements of ERISA applicable to “top-hat” plans.

2. When the Board of Directors of the Company has taken all necessary corporate action to authorize and approve the issuance of the Obligations and upon issuance of such Obligations in accordance with the terms of the Plan, the Obligations will be validly issued and legally binding obligations of the Company enforceable against the Company in accordance with their terms

BOSTON BRUSSELS CENTURY CITY CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI MILWAUKEE	NEW YORK ORLANDO SACRAMENTO SAN DIEGO	SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Marriott Vacations Worldwide Corporation

April 29, 2016

The opinion set forth in clause (2) above is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions or doctrines of general applicability, including those relating to or affecting creditors’ rights generally, and by general equitable principles or fiduciary considerations and public policy considerations, whether such principles or considerations are considered in a proceeding at law or in equity.

We do not express any opinion herein (a) concerning any law other than the Delaware General Corporation Law, (b) as to whether the Plan has been operated by the Company in accordance with the rules and reporting requirements applicable to a “top hat” plan under ERISA, or (c) as to whether the participants that the Company has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ FOLEY & LARDNER LLP

FOLEY & LARDNER LLP